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Exhibit 12

GTE Hawaiian Telephone Company Incorporated and Subsidiaries

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


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                                                                     Three Months
                                                                        Ended
                                                                      March 31,
                                                                        1997
                                                                   --------------
Net earnings available for fixed charges:
  Income from continuing operations                                $       11,662
  Add - Income taxes                                                        6,878
        - Fixed charges                                                    11,168
                                                                   --------------
Adjusted earnings                                                  $       29,708
                                                                   ==============

Fixed charges:
  Interest expense                                                 $       10,180
  Portion of rent expense
      representing interest                                                   988
                                                                   --------------
Adjusted fixed charges                                             $       11,168
                                                                   ==============

RATIO OF EARNINGS TO FIXED CHARGES                                           2.66

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